Exhibit 5.2

20/F Landmark Building Tower 1, 8 Dongsanhuan Beilu, Chaoyang District,

Beijing, P. R. China, 100004

Tel: +86 10 6590 6639 Fax: +86 10 6510 7030

http://www.east-concord.com

July 15, 2022

To: Hongli Group Inc. (the “Company”)

Dear Sir or Madam:

We are qualified lawyers of mainland China of the People’s Republic of China (the “PRC”, for the purposes of this opinion only, the PRC shall include the Hong Kong Special Administrative Region, and the Macau Special Administrative Region) and as such are qualified to issue this opinion on the laws and regulations of mainland China effective as of the date hereof.

We are acting as the mainland China counsel to the Company in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of the ordinary shares (the “Ordinary Shares”) of the Company, as set forth in the Company’s registration statement on Form F-1 (File No.:333-261945), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the Ordinary Shares on the NASDAQ Capital Market.

A.	DOCUMENTS AND ASSUMPTIONS

In rendering this opinion, we have examined copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) (collectively, the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by the relevant Governmental Agencies and appropriate representatives of the Company and the PRC Companies.

In giving this opinion, we have made the following assumptions (“Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	Each of the parties of the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct, each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

(iv)	The laws of jurisdictions other than mainland China which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(v)	All Governmental Authorizations (as defined below) and other official statements or documentation were obtained by the Company or any PRC Company from any Governmental Agency by lawful means in due course, and the Documents provided to us conform with those documents submitted to;

(vi)	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion are true, correct and complete, and none of the Company or the PRC Companies has withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(vii)	All explanations and interpretations provided by government officials duly reflect the official position of the relevant Governmental Agencies and are complete, true and correct;

(viii)	Each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws in any and all respects;

(ix)	All consents, licenses, permits, approvals, exemptions or authorizations required by, and all required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than mainland China in connection with the transaction contemplated under the Registration Statement and other Documents have been obtained or made, and are in full force and effect as of the date thereof.

B.	DEFINITIONS

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion are defined as follows:

“Governmental Agency”	any national, provincial or local governmental, regulatory or administrative authority, agency or commission in mainland China, or any court, tribunal or any other judicial or arbitral body in mainland China, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in mainland China . “Governmental Agencies” shall be construed accordingly.
“Governmental Authorization”	means any approval, consent, permit, filing, registration, exemption, permission, endorsement, annual inspection, qualification, certification, sanction, declaration, clearance and license by, from or with any Governmental Agency pursuant to any PRC Laws.
“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of mainland China currently in effect and publicly available on the date of this opinion.
“M&A Rules”	means the Provisions on Merging and Acquiring of Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended on June 22, 2009 by the Ministry of Commerce.
“Draft Rules”	means the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Administration Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) issued by the CSRC on December 24, 2021, and the Provisions on Strengthening Confidentiality and Archives Administration of Domestic Enterprises in Offshore Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) issued by CSRC on April 2, 2022.
“Cybersecurity Review”	means the Measures for Cybersecurity Review published by the Cyberspace Administration of China and other twelve Government Agencies on December 28, 2021, which became effective on February 15, 2022.
“PRC Companies”	means the WFOE, the PRC Operating Entity, and subsidiaries of the PRC Operating Entity, and “PRC Company” means any of them.
“PRC Operating Entity”	means Shandong Hongli Special Section Tube Co., Ltd. (山东宏力异型钢管有限公司), an enterprise incorporated under PRC Laws.
“WFOE”	means Shandong Xiangfeng Heavy Industry Co., Ltd. (山东祥丰重工有限公司), an enterprise incorporated under PRC Laws.
“VIE Agreements”	means the documents as set forth in Appendix A hereto.

C.	OPINIONS

Based on the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(i)	VIE Structure. Based on our understanding of the current PRC Laws, (a) the ownership structure of PRC Companies, both currently and immediately after giving effect to the Offering, will not result in any violation of PRC Laws currently in effect; (b) the contractual arrangements under the VIE Agreements, both currently and immediately after giving effect to the Offering, are valid, binding and enforceable, and will not result in any violation of PRC Laws currently in effect or any violation of the business license, article of association, approval certification or other constitutional documents (if any) of the PRC Companies; (c) the PRC Companies have obtained all requisite permissions and approvals from Governmental Agencies to conduct their current operations in mainland China as described in the Registration Statement. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC Laws and there can be no assurance that the Governmental Agencies will ultimately take a view that is consistent with our opinion stated above.

(ii)	M&A Rules. The M&A Rules, among other things, purport to require an offshore special purpose vehicle controlled directly or indirectly by mainland China companies or individuals and formed for purposes of overseas listing through acquisition of interests in mainland China held by such mainland China companies or individuals, to obtain the approval of the CSRC prior to publicly listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on the understanding of the current PRC Laws as of the date hereof (including the M&A Rules), a prior approval from the CSRC may not be required under the M&A Rules for the Offering, because (a) the CSRC currently has not issued by definitive rule or interpretation concerning whether the Offering is subject to the M&A Rules; (b) WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition directly or indirectly of the equity interest or assets of a company in mainland China owned by mainland China companies or individuals as defined under the M&A Rules; and (c) no explicit provision in the M&A Rules clearly classified the contractual arrangements under the VIE Agreements as a type of transaction subject to the M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that the relevant Governmental Agencies reach the same conclusion as we stated above.

(iii)	Draft Rules. The Draft Rules, purport to require companies established in mainland China that seek to offer and list securities in overseas markets, including direct overseas offering and listing and indirect overseas offering and listing, shall fulfill the filing procedure with CSRC, and regulate suchcompanies’ behavior of providing documents involving including state secrets, national security or major interests to relevant agencies (including overseas regulators). However, the Draft Rules are not yet effective at present and will take time to become effect. Based on our understanding of the current PRC Laws, as of the date of this legal opinion, permissions from any Governmental Agency is not required to issue the Ordinary Shares to investors (including foreign investors) under the Offering. However, there are substantial uncertainties regarding the provisions, interpretation and application of the Draft Rules which become effective in the future, and there can be no assurance that whether this Offering shall abide by relevant provisions.

(iv)	Cybersecurity Review. Cybersecurity Review became effective on February 15, 2022, which requires that an online platform operator who possesses the personal information of more than one million users which seeks to list in a foreign stock exchange shall declare to the Office of Cybersecurity Review for cybersecurity review. Based on the understanding of Cybersecurity Review, cybersecurity review by Office of Cybersecurity Review may not be required for the Offering, given that the PRC Operating Entity is a CRF profile manufacturer and is not an online platform operator.

(v)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. Courts in mainland China may recognize and enforce foreign judgment in accordance with the requirements of PRC Civil Procedure Law and other applicable PRC Laws based either on treaties between mainland China and the country where the judgment is made or on reciprocity between jurisdictions. Mainland China does not have any treaties or other forms of written reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in mainland China will not enforce a foreign judgment against a company or its directors and officers if the courts decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a court in mainland China would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(vi)	Taxation. The statements made in the Registration Statement under the caption “MATERIAL INCOME TAX CONSIDERATION”, to the extent that discussion states definitive legal conclusions under tax laws and regulations of mainland China, subject to the qualification therein, constitute our opinion on such matters.

(vii)	PRC Laws. All statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Dividend Policy”, “Business”, “Regulations”, “Material Income Tax Consideration”, in each case insofar as such statements describe or summarize matters of the PRC Laws, are true and accurate in all material aspects, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission from such statements which causes such statements misleading in any material aspects.

D.	QUALIFICATIONS

Our opinions expressed above are subject to the following qualifications (the “Qualifications”):

(i)	Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than mainland China, and we have assumed that no such other laws would affect our opinions expressed above.

(ii)	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof in mainland China and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the further with or without retrospective effect.

(iii)	Our opinions are subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; (d) applicable bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws in mainland China affecting creditors’ rights generally; and (e) the discretion of any competent mainland China legislative, administrative or judicial bodies in exercising their authority in mainland China.

(iv)	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly under PRC Laws, the interpretation, implementation and application of the specific requirement under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability or certain contracts, are subject to the final discretion of competent legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, biding effect and enforceability of contracts such as the VIE Agreements and transactions contemplated by the VIE Agreements, are subject to the discretion of the competent Governmental Agencies.

(v)	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type with the courts of mainland China may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts.

(vi)	We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or rending of this opinion.

(vii)	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies and Governmental Agencies.

(viii)	This opinion is intended to be used in the context which is specifically referred to herein, and each section shall be construed as a whole and no part shall be extracted and referred to independently.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ East & Concord Partners
East & Concord Partners

Appendix A

VIE Agreements

1.	Exclusive Business Cooperation and Management Agreement (独家业务合作和管理协议) dated as of April 12th, 2021 between the WFOE and the PRC Operating Entity.

2.	Exclusive Option Agreement (独家购买权合同) dated as of April 12th, 2021 among the shareholder of the WFOE, the PRC Operating Entity and the shareholders of the PRC Operating Entity.

3.	Equity Interest Pledge Agreement (股权质押协议) dated as of April 12th, 2021 among the WFOE, the PRC Operating Entity and the shareholders of the PRC Operating Entity.

4.	Power of Attorney (授权委托书) dated as of April 12th, 2021 issued by Liu Yuanqing, a shareholder of the PRC Operating Entity.

5.	Power of Attorney (授权委托书) dated as of April 12th, 2021 issued by Liu Jie, a shareholder of the PRC Operating Entity.

6.	Power of Attorney (授权委托书) dated as of April 12th, 2021 issued by Sun Ronglan, a shareholder of the PRC Operating Entity.

7.	Spousal Consent Letter (配偶同意函) dated as of April 12th, 2021 issued by Liu Yuanqing, the spouse of Sun Ronglan.

8.	Spousal Consent Letter (配偶同意函) dated as of April 12th, 2021 issued by Sun Ronglan, the spouse of Liu Yuanqing.

9.	Spousal Consent Letter (配偶同意函) dated as of April 12th, 2021 issued by Hao Hongyu, the spouse of Liu Jie.